Exhibit 99.1

Contacts:
Robin Stoecker
Public Relations
(650) 603-5854
rstoecker@mercury.com

Michelle Ahlmann
Investor Relations
(650) 603-5464
mahlmann@mercury.com

MERCURY TO ACQUIRE SYSTINET TO CAPITALIZE ON HIGH-GROWTH SOA MARKET

Mercury Expands Mercury BTO Enterprise with Acquisition of Leader in Growing Service-Oriented Architecture Market

MOUNTAIN VIEW, CALIF. – JANUARY 9, 2006 – Today, Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, announced it has signed a definitive agreement to acquire Systinet Corporation, a privately held company, for $105.0 million in cash.

     Systinet is a leading provider of service-oriented architecture (SOA) governance and lifecycle management software and services. Customers use Systinet technology to manage SOA business services and to build secure and reliable Web services. Systinet technology, when combined with Mercury BTO Enterprise™ offerings, will help enable customers to take a lifecycle approach to optimizing the quality, performance and availability of SOA business services.

     “We believe the combination of Mercury and Systinet will immediately position us as a leader in the high-growth SOA market,” said Tony Zingale, chief executive officer at Mercury. “Mercury continues to grow our BTO offerings to help customers optimize the business outcomes of their IT initiatives. Systinet’s technology and deep expertise in SOA combined with Mercury’s strong BTO market leadership introduces powerful product synergies and the ability to address a broader set of customer opportunities in the fast growing SOA market.” Systinet SOA products provide a “system of record” and a set of governance and lifecycle capabilities that help provide the visibility, control, quality and integrity critical to SOA success. Systinet products deliver capabilities for publishing and discovering business services; creating, managing and enforcing policies; and managing the full lifecycle of business services and other SOA assets. Key Systinet products include:

  Systinet Registry, which is a widely adopted business service registry for organizing, managing, discovering, and publishing reusable business services and other SOA assets;
  Systinet Policy Manager, which streamlines policy creation and management and automates service validation to help ensure only conforming services are published into production.

Mercury to Acquire Systinet to Capitalize On High Growth SOA Market	Page 2

     "We are very excited to join with Mercury to accelerate our ability to help customers optimize the business outcomes of their SOA initiatives,” said Thomas Erickson, president and chief executive officer of Systinet. “The combination of Systinet SOA solutions and Mercury BTO Enterprise will provide Mercury customers with a more comprehensive approach to achieving reliable and predictable business outcomes from SOA initiatives.” Mercury plans to leverage Systinet products to help customers mitigate the risk to business outcomes of SOA initiatives. Customers will be able to use Mercury and Systinet offerings to deliver predictable, consistent business results from SOA initiatives; provide the control and visibility required to ensure the reuse of business services, and optimize the quality, performance and availability of SOA applications.

     The acquisition is subject to customary closing conditions and certain regulatory approvals, is expected to close during the first quarter of 2006 and is expected to be dilutive to Mercury’s earnings in 2006 and accretive in 2007.

Conference Call

      Mercury will host a conference call to discuss the acquisition at 7:00 a.m. Pacific Time today. A live Webcast of the conference call can be accessed through the company's Investor Relations website at http://www.mercury.com/ir. In addition, an archive of the Webcast can be accessed through the same link. The live call will also be available telephonically by dialing 800-289-0726 or 913-981-5545, conference call code 5647064. An audio replay of the call will be available until midnight on January 15, 2006. The audio replay can be accessed by calling 888-203-1112 or 719-457-0820, conference call code: 5647064.

ABOUT MERCURY

      Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit http://www.mercury.com

ABOUT SYSTINET

     Systinet provides a leading foundation for SOA governance and lifecycle management. Founded in 2000, Systinet’s proven and standards-based products, including Systinet Registry and Systinet Policy Manager, help enable IT organizations to rapidly leverage existing technology investments, provide interoperability between heterogeneous systems, and better align business processes with IT. Customers

Mercury to Acquire Systinet to Capitalize On High Growth SOA Market	Page 3

receive the benefits of a simpler, faster, standards-based way to dramatically improve IT responsiveness and technology asset reuse, while helping to maximize the ROI for SOA.

Forward Looking Statements

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s future product and service offerings and the benefits expected from this acquisition. Mercury’s actual product and service plans and results and the benefits expected from this acquisition may differ materially from the forward-looking statements made by, or on behalf of, Mercury. The potential risks and uncertainties include, among other things: 1) difficulties in integrating the Systinet business and offerings with Mercury’s business and offerings; 2) the timing of completion of the Company’s review, restatement and filing of its historical financial statements and the filing of its Forms 10-Q for the second and third quarters of fiscal year 2005, 3) the nature and scope of the ongoing SEC investigation, 4) the timing of the availability of Mercury products, services, product enhancements and service enhancements; 5) the failure of Mercury products, services, product enhancements and service enhancements to meet customers’ expectations, needs or perform as described; 6) the dependence of Mercury’s financial growth on the continued success and acceptance of its existing and new software products and services, and the success of its BTO strategy; 7) the ability to increase sales through our direct and indirect channels, as well as international sales; 8) intense competition for Mercury’s products and services; and 9) the additional risks and important factors described in Mercury’s SEC reports, including the Annual Report to Stockholders on Form 10-K for fiscal year ended December 31, 2004, and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which are available at the SEC’s website at www.sec.gov. All of the information in this press release is made as of the date of this press release, and Mercury undertakes no duty to update any forward-looking statements.

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Mercury, Mercury BTO Enterprise and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions.

All other company, brand and product names may be trademarks or registered trademarks of their respective holders.

MERCURY
www.mercury.com
379 North Whisman Road
Mountain View, California 94043
Tel: (650) 603-5200
Fax: (650) 603-5300